Exhibit 99.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the fiscal year ended July 31, 2002

                                       or

[   ]  Transition  Report  Pursuant  to Section  13 or 15(d) of the  Securities
       Exchange Act of 1934

For the transition period from __________ to __________

Commission file numbers   1-11331 and
                           333-06693

                            Ferrellgas Partners, L.P.
                        Ferrellgas Partners Finance Corp.

           (Exact name of registrants as specified in their charters)

            Delaware                                      43-1698480
            Delaware                                      43-1742520
--------------------------------           -------------------------------------
(State or other jurisdictions of           (I.R.S. Employer Identification Nos.)
 incorporation or organization)

                   One Liberty Plaza, Liberty, Missouri 64068
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (816) 792-1600

Securities registered pursuant to Section 12(b) of the Act:

                                                 Name of each exchange on
         Title of each class                          which registered

            Common Units                         New York Stock Exchange
--------------------------------------------------------------------------------

Securities registered pursuant to section 12(g) of the Act:   None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    [X]    No    [   ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

The aggregate market value as of September 30, 2002, of the registrant's Common Units held by nonaffiliates of the registrant, based on the reported closing price of such units on the New York Stock Exchange on such date, was approximately $362,574,000.

At September 30, 2002, Ferrellgas Partners, L.P. had outstanding 36,089,703 Common Units and 2,782,211 Senior Units.

Documents  Incorporated  by Reference:  None

                            FERRELLGAS PARTNERS, L.P.
                        FERRELLGAS PARTNERS FINANCE CORP.


                          2002 FORM 10-K ANNUAL REPORT


                                Table of Contents

                                                                           Page
                                                                           ----
                                     PART I

ITEM     1.     BUSINESS.....................................................1
ITEM     2.     PROPERTIES...................................................9
ITEM     3.     LEGAL PROCEEDINGS............................................10
ITEM     4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS..........10

                                    PART II

ITEM     5.     MARKET FOR REGISTRANT'S UNITS AND RELATED UNITHOLDER
                MATTERS......................................................11
ITEM     6.     SELECTED FINANCIAL DATA......................................12
ITEM     7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS................14
ITEM    7A.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...27
ITEM     8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA..................28
ITEM     9.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                AND FINANCIAL DISCLOSURE.....................................28

                                    PART III
ITEM    10.     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS..........29
ITEM    11.     EXECUTIVE COMPENSATION.......................................31
ITEM    12.     SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS
                AND MANAGEMENT RELATED STOCKHOLDERS MATTERS..................34
ITEM    13.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............37
ITEM    14.     CONTROLS AND PROCEDURES......................................27

                                    PART IV

ITEM    15.     EXHIBITS, FINANCIAL STATEMENTS SCHEDULES, AND
                REPORTS ON FORM 8-K..........................................38

                                     PART I

ITEM 1.       BUSINESS.

     Ferrellgas Partners, L.P. is a Delaware limited partnership. Our common units are listed on the New York Stock Exchange and our activities are primarily conducted through our subsidiary Ferrellgas, L.P., a Delaware limited partnership. We are the sole limited partner of Ferrellgas, L.P. with a 99% limited partner interest. In this report, unless the context indicates otherwise the terms "our", "we" and "its" are used sometimes as abbreviated references to Ferrellgas Partners, L.P. itself or Ferrellgas Partners, L.P. and its consolidated subsidiaries, including Ferrellgas, L.P.

     Ferrellgas, L.P. was formed on April 22, 1994, and accounts for substantially all of our consolidated assets, sales and operating earnings, except for interest expense related to $160,000,000 of 9.375% Senior Secured Notes due 2006. See "Management's Discussion and Analysis of Financial Condition
- Liquidity and Capital Resources - Financing Activities" for additional details about our redemption in September 2002 of the Senior Secured Notes with the proceeds from the issuance of $170,000,000 of 8.75% Senior Notes due 2012.

     Our general partner, Ferrellgas, Inc., performs all management functions for us and our subsidiaries, including both Ferrellgas, L.P. and Ferrellgas Partners Finance Corp. Ferrellgas, Inc. holds an approximate 1% general partner interest in both us and in Ferrellgas, L.P. Ferrell Companies, Inc., the parent company of Ferrellgas, Inc., owns approximately 50% of our outstanding common units.

General

     We are the second largest  retail  marketer of propane in the United States based on retail gallons sold during our fiscal year ended July 31, 2002, representing approximately 11% of the retail propane gallons sold in the United States. We have 564 retail outlets, serving more than 1 million residential, industrial/commercial and agricultural and other customers in 45 states. Our operations primarily include the retail distribution and sale of propane and related equipment and supplies and extend from coast to coast with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the country.

     Our retail propane distribution business consists principally of transporting propane purchased from third parties to retail distribution outlets and then to tanks on customers' premises, as well as to portable propane cylinders. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts, and use as a heating or energy source in manufacturing and drying processes.

     In our past three fiscal years, we reported annual retail propane sales volumes of:

                                              Retail propane gallons
                                                      sold
              Fiscal year ended                  (in millions)
              -----------------               ----------------------
                July 31, 2002                         832
                July 31, 2001                         957
                July 31, 2000                         847

     The decrease in gallons sold from our fiscal year 2001 to 2002 is primarily due to national average heating season temperatures that were 12% warmer than normal in fiscal 2002 compared to 6% colder than normal for the same period last year. For our fiscal year 2001, our retail propane sales volumes included a full year's contribution from the Thermogas operations we acquired in December 1999. With this acquisition, we acquired more than 180 retail locations primarily in the Midwest, complementing our historically strong presence in that region. We integrated these Thermogas operations with our existing operations resulting in significant cost savings.

Our History

     We are a Delaware limited partnership that was formed in 1994 in connection with our initial public offering. Our operations began in 1939 as a single location propane retailer in Atchison, Kansas. Our initial growth largely resulted from small acquisitions in rural areas of eastern Kansas, northern and central Missouri, Iowa, western Illinois, southern Minnesota, South Dakota and Texas. Since 1986, we have acquired more than 100 propane retailers, expanding our operations from coast to coast, and as of July 31, 2002, we have 564 retail outlets nationwide. Our three largest acquisitions since 1994 have been:


                                                             Estimated Retail
                                                             Gallons Acquired
   Company                       Date Acquired                (in millions)
   ------------------------      -----------------           ----------------
   Thermogas                     December 1999                     270
   Skelgas Propane               May 1996                           93
   Vision Energy Resources       November 1994                      47



Business Strategy

Our business strategy is to:

o achieve operating efficiencies through the utilization of technology and process enhancements in our operations;

o    capitalize on our national presence and economies of scale;

o    expand our operations through disciplined acquisitions and internal growth;
     and

o    align  employee  interest  with  investors  through  significant   employee
     ownership.

     Using technology to improve operations. During 2001, we completed a review of our key business processes to identify several areas where we can use new technology and process enhancements to improve our operational efficiency. Specifically, we have identified areas where we believe we can reduce operating expenses and improve customer satisfaction in the near future. These areas of opportunity include development of new technology to improve our routing and scheduling of customer deliveries, customer administration and operational workflow. During our fiscal year 2002, we allocated considerable resources toward these improvements, including the purchase of computer hardware and software and development of new software. We have incurred growth and maintenance capital expenditures of $30,070,000 related to this technology and process enhancement initiative which was funded primarily from excess cash generated from operations during our record financial performance in fiscal year 2001 - a year in which we achieved net earnings of $64,068,000. These capital expenditures represent a substantial majority of the capital expenditures we expect to incur in connection with this initiative. We began a pilot of some of these technology and process enhancements in a limited geographic area in fiscal 2003. This pilot program currently affects less than 5% of our retail operations and is being used to test and further refine the technology and process enhancements. See "Management's Discussion and Analysis of Financial Condition - Liquidity and Capital Resources - Investing Activities" for additional details about the technology and process enhancement initiative.

     Capitalizing on our national presence and economies of scale. We believe our national presence of 564 retail outlets and estimated 11% market share of retail propane gallons sold in the United States gives us advantages over our smaller competitors. These advantages include economies of scale in areas such as:

o  product procurement;

o  transportation;

o  fleet purchases;

o  customer administration; and

o  general administration.

     Our national presence also allows us to be one of the few propane retailers that can competitively serve commercial customers on a nationwide basis. In addition, we believe that our presence in 45 states provides us opportunities to make acquisitions of other retail propane companies that overlap with our existing operations, providing economies of scale and significant cost savings in these markets. Our most recent significant acquisition was Thermogas in December 1999. Over 130 of the 180 acquired Thermogas retail locations were integrated with our existing retail locations.

     Employing a disciplined acquisition strategy and achieving internal growth. We expect to continue the expansion of our customer base through the acquisition of other retail propane distributors. We intend to concentrate on acquisition activities in geographical areas adjacent to our existing operations, and on a selected basis, in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing operations to provide an attractive return on investment after taking into account the cost savings we anticipate will result from those combinations. Our goal is to improve the operations and profitability of the businesses we acquire by integrating them into our established national organization. We also believe that, as a result of our industry leadership and efficient operating standards, we are positioned to successfully compete for growth opportunities within our existing operating regions and have implemented marketing programs that focus specific resources towards internal growth.

     Aligning employee interests with our investors. In 1998, we established an employee benefit plan that we believe aligns the interests of employees with those of our investors. Through the Ferrell Companies, Inc. Employee Stock Ownership Trust, employees own approximately 50% of our outstanding common units, allowing them to participate directly in our overall success. This plan is unique in the retail propane distribution industry and we believe that the entrepreneurial culture fostered by employee-ownership provides us with a distinct competitive advantage.

Retail Distribution of Propane and Related Equipment and Supplies

     Our retail propane distribution business consists principally of transporting propane purchased from third parties to retail distribution outlets and then to tanks on customers' premises, as well as to portable propane cylinders. Our market areas are generally rural, but also include suburban areas for industrial applications. We utilize marketing programs targeting both new and existing customers by emphasizing our efficiency in delivering propane to customers as well as our employee training and safety programs.

     We sell propane primarily to four markets: residential, industrial/commercial, agricultural and other, with "other" being principally to other propane retailers. In fiscal 2002, no one customer accounted for 10% or more of our consolidated revenues. The retail distribution of bulk propane generally involves large numbers of small volume deliveries averaging approximately 200 gallons each. Our bulk deliveries of propane are transported from our retail distribution outlets to our customers by our fleet of 2,247 bulk delivery trucks, which are generally fitted with 2,000 to 3,000 gallon tanks. Propane storage tanks located on our customers' premises are then filled from these bulk delivery trucks. We also deliver propane to our customers in portable cylinders using primarily our fleet of 505 cylinder delivery trucks.

     For our 2002 fiscal year, we derived approximately 90% of our gross profit from the retail distribution and sale of propane and related risk management activities. Gross profit derived from our retail distribution of propane was derived primarily from three sources:

o  58% from residential customers;

o  30% from industrial/commercial customers; and

o  12% from agricultural and other customers.

     Our gross profit from the retail distribution of propane is primarily based on margins, the cents-per-gallon difference between our purchase price and the sales price we charge our customers. Our residential customers typically provide us a greater margin and tend to be a more stable customer base and less sensitive to price changes than our industrial/commercial and agricultural and other customers. Should wholesale propane prices decline in the future, our margins on the distribution of propane to retail customers should increase in the short-term because retail prices have tended to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced, at least for the short-term, until retail prices can be increased.

     Retail propane bulk customers typically lease their storage tanks from their distributors. Over 70% of our retail propane bulk customers lease their tanks from us. Our lease terms and the fire safety regulations in some states require leased tanks to be filled only by the propane supplier owning the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch suppliers of propane on the basis of minor variations in price, which helps us minimize customer loss.

     Our retail operations also include the retail sale of propane appliances and related parts and fittings, leasing tanks to retail customers, and other retail propane related services.

Seasonality and Effect of Weather

     The market for propane is seasonal because propane is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in our second and third fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, price and other factors. We believe that our broad geographic distribution helps us minimize exposure to regional weather and economic patterns. The weather has been significantly warmer than normal in four of the last five winter heating seasons. Despite reduced gallon sales during these warmer than normal periods, and the completion in 1999 of our largest acquisition since 1994, we have been able to maintain our debt to cash flow ratio while continuing to pay quarterly distributions to our unitholders. See additional information about debt to cash flow ratios and the payment of quarterly distributions in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." In addition, during times of colder than normal winter weather, we have been able to take advantage of our large, efficient distribution network to avoid supply disruptions such as those experienced by some of our competitors, thereby broadening our long-term customer base.

Risk Management Activities

     Our risk management activities primarily attempt to mitigate risks related to the purchasing, storing and transporting of propane. We generally purchase propane in the contract and spot markets from major domestic energy companies on a short-term basis. Our costs to purchase and distribute propane fluctuate with the movement of market prices. That fluctuation subjects us to potential price risk, which we attempt to minimize through the use of risk management activities.

     Our risk management activities include the use of energy commodity forward contracts, swaps and options traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange. These risk management activities are conducted primarily to offset the effect of market price fluctuations on propane inventory and purchase commitments and to mitigate the price risk on sale commitments to our customers.

     Our risk management activities are intended to generate a profit, which we then apply to reduce our cost of product sold. The results of risk management activities directly related to the delivery of propane to our retail customers, which includes our supply procurement, storage and transportation activities, are presented in our discussion of retail margins and are accounted for at cost. The results of other risk management activities are presented separately in our discussion of cost of product sold as risk management trading activities and are accounted for at fair value. The results from these risk management activities are included in our discussions of cost of product sold and gross profit in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

Risk management activities - supply procurement, storage and transportation

     Through our supply procurement activities, we purchase propane primarily from major domestic energy companies. Supplies of propane from these sources have traditionally been readily available, although no assurance can be given that they will be readily available in the future. As a result of our ability to buy large volumes of propane and utilize our large distribution system and underground storage capacity, we believe we are in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. We are not dependent upon any single supplier or group of suppliers, the loss of which would have a material adverse effect on us. For our fiscal year ended July 31, 2002, no supplier provided us 10% or more of our total propane purchases.

     A portion of our propane inventory is purchased under supply contracts that typically have a one-year term and a price that fluctuates based on the spot market prices. In order to limit overall price risk, we will enter into fixed price over-the-counter energy commodity forward contracts that have terms of less than one year. We also use options to hedge a portion of our forecasted purchases for up to one year in the future.

     Through our storage activities, we may purchase and store inventories of propane to avoid delivery interruptions during periods of increased demand and to take advantage of favorable commodity prices. We own three underground and four above-ground storage facilities with an aggregate capacity of approximately 248 million gallons. As of July 31, 2002, approximately 174 million gallons of this capacity is leased to third parties and revenues from these leases are included in other revenue in our Consolidated Statements of Earnings. The remaining space is available for our use. We also lease underground and above-ground storage at third party storage facilities and pipeline terminals.

     We incur risks related to the price and availability of propane during periods of much colder than normal weather, temporary supply shortages concentrated in certain geographic regions, and commodity price distortions between geographic regions. In addition to the use of other risk management activities, we attempt to mitigate these risks through our transportation activities by utilizing our transport truck and railroad tank car fleet to distribute propane between supply or storage locations and retail distribution outlets. The propane we sell to our customers is generally transported from natural gas processing plants and refineries, pipeline terminals and storage facilities to distribution outlets or storage facilities by our 265 leased railroad tank cars and 202 owned or leased highway transport trucks. We may use common carrier transport trucks during the peak delivery season in the winter months or to provide service in areas where economic considerations favor common carrier use.

Risk management trading activities

     We also purchase and sell derivatives to manage other risks associated with commodity prices. Our risk management trading activities utilize various types of energy commodity forward contracts, options, swaps traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange to manage and hedge our exposure to the volatility of floating commodity prices and to protect our inventory positions. These risk management trading activities are intended to generate a profit, which we then apply to reduce our cost of product sold. Although these activities attempt to mitigate our commodity price risk, they do not qualify for hedge accounting treatment and are accounted for at fair value in the Consolidated Statement of Earnings.

     For further discussions about our risk management trading activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations", "Liquidity and Capital Resources - Disclosures about Risk Management Activities Accounted for at Fair Value" and "Quantitative and Qualitative Disclosures about Market Risk."

Industry

     Natural gas liquids are derived from petroleum products and are sold in compressed or liquefied form. Propane, the predominant type of natural gas liquid, is typically extracted from natural gas or separated during crude oil refining. Although propane is gaseous at normal pressures, it is compressed into liquid form at relatively low pressures for storage and transportation. Propane is a clean-burning energy source, recognized for its transportability and ease of use relative to alternative forms of stand-alone energy sources.

     Based upon industry publications, propane accounts for approximately 3% to 4% of household energy consumption in the United States, an average level which has remained relatively constant for the past two decades. Propane competes primarily with natural gas, electricity and fuel oil as an energy source principally on the basis of price, availability and portability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent British Thermal Unit (BTU) basis in locations served by natural gas, although propane is often sold in such areas as a standby fuel for use during peak demands and during interruption in natural gas service. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the neighborhoods affected, we believe that new opportunities for propane sales arise as more geographically remote neighborhoods are developed.

     Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because residential furnaces and appliances that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment. Residential retail propane customers will have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Conversely, we may be unable to expand our customer base in areas where fuel oil is widely used, particularly the northeast United States, unless propane becomes significantly less expensive than fuel oil. However, many industrial customers who use propane as a heating fuel have the capacity to switch to other fuels, such as fuel oil, on the basis of availability or minor variations in price.

Competition

     In addition to competing with marketers of other fuels, we compete with other companies engaged in the retail propane distribution business. Competition within the propane distribution industry stems from two types of participants: the larger, multi-state marketers, including farmers' cooperatives, and the smaller, local independent marketers, including rural electric cooperatives. Based upon industry publications, we believe that the ten largest multi-state retail marketers of propane, including ourselves, account for approximately 49% of the total retail sales of propane in the United States and that there are approximately 5,000 local or regional distributors. We believe we are the second largest retail marketer of propane in the United States based on retail gallons sold during our fiscal year ended July 31, 2002, representing approximately 11% of the retail propane gallons sold in the United States.

     Most of our retail distribution outlets compete with three or more marketers or distributors, the principal factors being price and service. We compete with other retail marketers primarily on the basis of reliability of service and responsiveness to customer needs, safety and price. Each retail distribution outlet operates in its own competitive environment because retail marketers typically reside in close proximity to their customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 25 miles.

Other Activities

     Our other activities include the following:

o wholesale propane marketing;
o wholesale marketing of propane appliances;
o the sale of refined fuels;
o chemical feedstocks marketing;
o natural gas liquids storage; and
o common carrier services.

These activities together with the retail sale of propane appliances and related parts and fittings, the leasing of tanks to retail customers, and other retail propane related services comprised approximately 10% of our gross profit in our fiscal year 2002.

     We engage in the wholesale marketing and distribution of propane to other retail propane distributors. In our past three fiscal years, we made the following sales to wholesale customers:

    (in millions)
                                       Wholesale        Wholesale
    Fiscal year ended                Gallons Sold       Revenues
    -----------------                ------------       ---------
      July 31, 2002                        92             $ 39.6
      July 31, 2001                        97             $ 65.1
      July 31, 2000                        99             $ 43.4



Employees

     We have no employees and are managed by our general partner, Ferrellgas, Inc. pursuant to the partnership agreement. At September 30, 2002, our general partner had 4,264 full-time employees and 809 temporary and part-time employees.

Our general partner employed its full-time employees in the following areas:


            Retail Locations                                              3,633
            Transportation and Storage                                      236
            Corporate Offices in Liberty, MO and Houston, TX                395
                                                                     -----------
                 Total                                                    4,264
                                                                     ===========



     Less than one percent of our general partner's employees are represented by four local labor unions, which are all affiliated with the International
Brotherhood of Teamsters. Our general partner has not experienced any significant work stoppages or other labor problems.

     Our risk management activities, wholesale propane marketing, chemical feedstocks marketing, and other related functions are operated primarily out of our offices located in Houston, Texas by a total full-time corporate staff of 73 people.

Governmental Regulation - Environmental and Safety Matters

     We are not subject to any price or allocation regulation of propane and propane is not a hazardous substance within the meaning of federal and state environmental laws.

     In connection with all acquisitions of retail propane businesses that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance other than propane has been sold from or stored on any such real estate prior to its purchase. At a minimum, due diligence includes questioning the sellers, obtaining representations and warranties concerning the sellers' compliance with environmental laws and visual inspections of the properties.

     With respect to the transportation of propane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. The National Fire Protection Association Pamphlet No. 58 established a set of rules and procedures governing the safe handling of propane. Those rules and procedures have been adopted as the industry standard in a majority of the states in which we operate.

     We believe that we are in material compliance with all governmental regulations and industry standards applicable to environmental and safety matters. The Department of Transportation established new regulations addressing emergency discharge control issues that became effective on July 1, 1999 with various requirements phased in over the next seven years. We have implemented the required discharge control systems and are in compliance in all material respects with current regulatory requirements.

Trademarks and Service Marks

     We market our goods and services under various trademarks and tradenames, which we own or have a right to use. Those trademarks and tradenames include marks or pending marks before the United States Patent and Trademark Office such as Ferrellgas, Ferrell North America, Ferrellmeter, American Energy Incorporated, NRG Distributors and Thermogas. Our general partner has an option to purchase for a nominal value the tradenames "Ferrellgas" and "Ferrell North America" and the trademark "Ferrellmeter" that it contributed to us during 1994, if Ferrellgas, Inc. is removed as our general partner other than for cause. If Ferrellgas, Inc. ceases to serve as our general partner for any other reason, it will have the option to purchase the tradenames and trademark from us for fair market value.

Businesses of Other Subsidiaries

     Ferrellgas Partners Finance Corp. is a Delaware corporation formed in 1996 and is our wholly-owned subsidiary. Ferrellgas Partners Finance Corp. has nominal assets and does not conduct any operations, but serves as a co-obligor for our securities. Accordingly, a discussion of the results of operations, liquidity and capital resources of Ferrellgas Partners Finance Corp. is not presented. Institutional investors that might otherwise be limited in their ability to invest in our securities, because we are a partnership, may be able to invest in our securities because Ferrellgas Partners Finance Corp. is a co-obligor. See the Notes to Ferrellgas Partners Finance Corp.'s Financial Statements for a discussion of the securities with respect to which Ferrellgas Partners Finance Corp. is serving as a co-obligor.

     Ferrellgas Receivables, LLC was organized in September 2000, and is a wholly-owned, qualifying special purpose entity and a subsidiary of Ferrellgas, L.P. Ferrellgas, L.P. transfers interests in a pool of accounts receivable to Ferrellgas Receivables. Ferrellgas Receivables then sells the interests to a commercial paper conduit of Banc One, NA. Ferrellgas Receivables does not conduct any other activities. In accordance with Statement of Financial Accounting Standards (SFAS) No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," Ferrellgas Receivables is accounted for using the equity method of accounting. The accounts receivable securitization is more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Investing Activities" and Note E to the Consolidated Financial Statements provided herein.

ITEM 2.       PROPERTIES.

     We own or lease the following transportation equipment that is utilized primarily in the retail distribution of propane.

                                                   Owned        Leased     Total
                                                   -----        ------     -----
         Truck tractors .........................     65           137       202
         Transport trailers .....................    332            36       368
         Cylinder delivery trucks................    327           178       505
         Bulk delivery trucks....................  1,337           910     2,247
         Pickup and service trucks...............  1,135           477     1,612
         Railroad tank cars......................      -           265       265


     The transport  trailers  have an average  capacity of  approximately  9,000 gallons. The bulk delivery trucks are generally fitted with 2,000 to 3,000 gallon tanks. Each railroad tank car has a capacity of approximately 30,000 gallons.

     A typical retail distribution outlet is located on one to three acres of land and includes a small office, a workshop, bulk storage capacity of 18,000 to 60,000 gallons and a small inventory of customer storage tanks and portable propane cylinders that we provide to our retail customers for propane storage. At July 31, 2002, we owned approximately 40 million gallons of propane storage at our retail distribution outlets. We own our land and buildings in the local markets of approximately half of our operating locations and lease the remaining facilities on terms customary in the industry.

     We either own or lease approximately 1,000,000 propane tanks, most of which are located on customer property and leased to those customers. We also own approximately 700,000 portable propane cylinders, most of which we lease to industrial and commercial customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Activities" for a discussion of the operating tank leases involving a portion of our customer tanks.

     We own underground storage facilities at Hutchinson, Kansas; Adamana, Arizona; and Moab, Utah and four above-ground storage facilities primarily located in the Upper Midwest and North Carolina that together hold 248 million gallons of product.

          (in millions of gallons)

                                                                Storage
          Location                                              Capacity
          --------                                              --------
          Adamana, Arizona                                         96
          Hutchinson, Kansas                                      142
          Moab, Utah and above-ground storage                      10
                                                                  ---
                        Total                                     248
                                                                  ===


Currently, we lease approximately 174 million gallons of this capacity to third parties. The remaining space is available for our use.

     We own land and two buildings with 50,245 square feet of office space and lease 6,250 square feet of office space that together comprise our corporate headquarters in Liberty, Missouri, and lease 27,696 square feet of office space in Houston, Texas.

     We believe that we have satisfactory title to or valid rights to use all of our material properties. Although some of those properties may be subject to liabilities and leases, liens for taxes not yet currently due and payable and immaterial encumbrances, easements and restrictions, we do not believe that any such burdens will materially interfere with the continued use of such properties in our business. We believe that we have obtained, or are in the process of obtaining, all required material approvals. These approvals include authorizations, orders, licenses, permits, franchises, consents of, registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to our ownership of properties or to our operations.

ITEM 3.       LEGAL PROCEEDINGS.

     Propane is a flammable, combustible gas. Serious personal injury and property damage can occur in connection with its transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or are named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance policies with insurers in amounts and with coverages and deductibles we believe are reasonable and prudent. However, there can be no assurance that the levels of insurance protection currently in effect will be continuously available at reasonable prices or adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

     Currently, we are not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these lawsuits. However, we believe that there are no known claims or known contingent claims that will have a material adverse effect on our results of operations, financial condition and cash flows.

ITEM 6.       SELECTED FINANCIAL DATA.

     The following table presents our selected consolidated historical financial data.

(in thousands, except per unit data)

                                                                    Ferrellgas Partners, L.P.
                                             -------------------------------------------------------------------------
                                                                       Year Ended July 31,
                                             -------------------------------------------------------------------------
                                                2002            2001           2000            1999           1998
                                             -----------     -----------    ------------    -----------    -----------
Income Statement Data:
Total revenues                               $1,034,796      $1,468,670     $959,023        $633,349       $623,775
Interest expense                                 59,608          61,544       58,298          46,621         49,129
Earnings before extraordinary loss               59,959          64,068          860          14,783          4,943
Basic and diluted earnings (loss) per
 common and subordinated unit-
   Earnings (loss) before extraordinary            1.34            1.43        (0.32)           0.47           0.16
     loss
Cash distributions declared per common
    and subordinated unit                          2.00            2.00         2.00            2.00           2.00

Balance Sheet Data at end of period:
Working capital                                 $ 9,436      $   22,062     $ (6,344)       $(4,567)       $  (443)
Total assets                                    885,128         896,159      967,907        656,745        621,223
Long-term debt                                  703,858         704,782      718,118        583,840        507,222
Partners' capital:                               21,161          37,987       40,344        (69,651)       (11,083)

Operating Data:
Retail propane sales volumes (in                831,592         956,718      846,664        680,477        659,932
gallons)

Capital expenditures
   Maintenance                                  $ 9,576         $11,996     $  8,917       $ 10,505       $ 10,569
   Growth                                         4,826           3,152       11,838         15,238         10,060
   Technology initiative                         30,070             100          -              -              -
   Acquisition                                   10,962           1,417      310,260         48,749         13,003
                                             -----------     -----------   -----------    ----------    -----------
Total                                           $55,434         $16,665     $331,015       $ 74,492        $33,632
                                             ===========     ===========   ===========    ==========    ===========


                                                                    Ferrellgas Partners, L.P.
                                             -------------------------------------------------------------------------
                                                                       Year Ended July 31,
                                             -------------------------------------------------------------------------
                                                2002            2001           2000            1999           1998
                                             -----------     -----------    ------------    -----------    -----------

Supplemental Data:
Net cash provided by operating                 $152,925         $99,859         $53,352       $ 92,494        $74,337
activities

Operating income                                118,915         126,691          57,091         60,497         52,586
Add: Depreciation and amortization               41,937          56,523          61,633         47,257         45,009
        ESOP compensation charge                  5,218           4,843           3,733          3,295            350
        Loss (gain) on disposal of
          assets and other                        3,957           5,744           (356)          1,842            174
                                             -----------     -----------    ------------    -----------    -----------
EBITDA                                         $170,027        $193,801        $122,101       $112,891       $ 98,119
                                             ===========     ===========    ============    ===========    ===========

We define EBITDA as earnings before interest, income taxes, depreciation, amortization, other charges and non-cash items such as employee stock ownership plan compensation charge and gain or loss on disposal of assets and other. EBITDA provides additional information for evaluating our ability to make debt service obligations, capital expenditures and quarterly distributions and is presented solely as a supplemental measure. You should not consider EBITDA as an alternative to operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do.

Depreciation and amortization expense decreased significantly in the year ended July 31, 2002, due to the elimination of goodwill amortization and in the year ended July 31, 2001, due to a change in the estimated residual value of our customer and storage tanks. See additional discussion about these changes in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Results of Operations" and in our Notes D and F to our Consolidated Financial Statements.

Our capital expenditures fall generally into four categories:

o maintenance capital expenditures, which include capitalized expenditures for repair and replacement of property, plant and equipment;

o growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity;

o technology and process enhancement initiative capital expenditures, which include expenditures for purchase of computer hardware and software and the development of new software; and

o acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures represent the total cost of acquisitions less working capital acquired. Our fiscal 2001 capital expenditures do not include a $4,638,000 adjustment made in the second fiscal quarter of fiscal 2001 to working capital related to a final valuation adjustment to record the Thermogas acquisition. We acquired Thermogas in December 1999 for a total acquisition cost, less working capital acquired, of approximately $307,000,000. The Thermogas acquisition contributed a significant increase in our total revenues, interest expense, earnings before extraordinary loss, operating income, depreciation and amortization, and EBITDA in the years ended July 31, 2001 and 2000. This acquisition also contributed to a significant increase in total assets, long-term debt and partners' capital as of July 31, 2000 as compared to July 31, 1999.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following is a discussion of our historical financial condition and results of operations and should be read in conjunction with our historical Consolidated Financial Statements and accompanying Notes thereto included elsewhere in this Annual Report on Form 10-K.

     On January 22, 2002, the Securities and Exchange Commission issued cautionary advice recommending various disclosures. We have provided the recommended disclosures as follows:

o liquidity and capital resources, including off-balance sheet arrangements; see discussion in "Liquidity and Capital Resources - Investing Activities",

o trading activities; see discussion regarding the fair value of our risk management trading contracts in "Liquidity and Capital Resources - Disclosures about Risk Management Activities Accounted for at Fair Value", and

o transactions with related and certain other parties; see discussion regarding the nature of these transactions in "Disclosures about Effects of Transactions with Related Parties."

Forward-looking statements

     Statements included in this report include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future operating results, or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. These statements include, but are not limited to, the following:

o whether Ferrellgas, L.P. will have sufficient funds 1) to meet its obligations and to enable it to distribute to us sufficient funds to permit us to meet our obligations with respect to our $170,000,000 senior notes due 2012 and 2) assuming all quarterly financial tests required by various financing instruments are met, to pay the required distribution on our senior units and the minimum quarterly distribution of $0.50 per common unit;

o whether or not we will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

o the expectation that future periods may not have the same percentage decrease in retail volumes, revenues and expenses as was experienced in fiscal 2002.

     You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. The risks and uncertainties and their effect on our operations include, but are not limited to, the following risks, which are more fully described in the our Securities Act filings:

o    the retail propane industry is a mature one;

o    the effect of weather conditions on demand for propane;

o increases in propane prices may cause higher levels of conservation by our customers;

o price, availability and inventory risk of propane supplies, including risk management activities;

o the timing of collections of the our accounts receivable and increases in product costs and demand may decrease our working capital availability;

o    the availability of capacity to transport propane to market areas;

o    competition from other energy sources and within the propane industry;

o operating risks incidental to transporting, storing, and distributing propane, including the litigation risks which may not be covered by insurance;

o    we may not be successful in making acquisitions;

o changes in interest rates, including the refinancing of long-term financing at favorable interest rates;

o    governmental legislation and regulations;

o    energy  efficiency and technology  trends may affect demand for propane;

o    the condition of the capital markets in the United States;

o    the political and economic stability of the oil producing nations;

o we may sell additional limited partner interests, thus diluting existing interests of our unitholders;

o the distribution priority to our common units owned by the public terminates no later than December 31, 2005;

o the holder of our senior units may have the right in the future to convert the senior units into common units;

o the holder of our senior units may be able to sell the senior units or convert into common units with special indemnification rights available to the holder from us;

o    a redemption of the senior units may be dilutive to our common unitholders;

o the terms of the senior units limit our use of proceeds from sales of equity and the rights of our common unitholders;

o the current holder of the senior units has a special voting exemption if the senior units convert into common units; and

o the expectation that the remaining senior units will be redeemed in the future with proceeds from an offering of equity at a price satisfactory to us.

Results of Operations

Fiscal Year Ended July 31, 2002 versus Fiscal Year Ended July 31, 2001

     Gas liquid and related product sales. Total gas liquids and related product sales decreased $240,126,000 due to a decrease in the average propane sales price per gallon and an additional $188,697,000 primarily due to a significant decrease in retail propane sales volume.

     The average propane sales price per gallon decreased due to the effect of a significant decrease in the wholesale cost of propane. In addition, retail sales volumes decreased 13.1% to 831,592,000 gallons in fiscal 2002 as compared to fiscal 2001, primarily due to the effects of the significantly warmer than normal weather and to a lesser extent the weak national economy. The heating season of fiscal 2002 (November through March) was the third warmest in recorded United States history, according to the National Oceanic and Atmospheric Administration (NOAA) data, with national average temperatures 12% warmer than normal compared to 6% colder than normal for the same period last year. During the peak winter heating season (December through February) average national temperatures were 14% warmer than normal.

     Other revenues. Other revenues decreased 5.8% in fiscal 2002 as compared to fiscal 2001, primarily due to lower appliance sales and service labor related to the effect of the weak national economy.

     Cost of product sold. Cost of product sold decreased $338,443,000 due to the significant decline in the wholesale cost of propane during fiscal 2002 and an additional $87,705,000 primarily due to the effect of the decline in retail sales volume compared to last year. The propane wholesale market price at one of the major supply points, Mt. Belvieu, Texas, averaged $0.37 per gallon during fiscal 2002 compared to an average of $0.58 per gallon for the prior year. Other major supply points in the United States also experienced significant declines in propane prices. However, cost of product sold increased $29,468,000 due to exceptional results from risk management trading activities recognized in fiscal 2001 that were not repeated in fiscal 2002. See additional discussion regarding risk management trading activities in "Quantitative and Qualitative Disclosures about Market Risk."

     Gross profit. Gross profit decreased 6.9% primarily due to the effect of a significant decrease in retail propane volumes and to a lesser extent, the decrease in results from risk management trading activities. These factors were partially offset by an increase in retail margin per gallon.

     Operating expense. Operating expense decreased 3.0% primarily due to a $12,980,000 decrease in operating expenses incurred at our retail distribution outlets generally resulting from fewer gallons delivered to customers in fiscal 2002 as compared to fiscal 2001.

     General and  administrative  expense.  General and  administrative  expense
increased   6.5%   primarily  due  to  increased   performance-based   incentive
compensation expense.

     Depreciation and amortization expense. Depreciation and amortization expense decreased 25.8% primarily due to the implementation of SFAS No. 142, which eliminated goodwill amortization. See further discussion of the implementation  of  SFAS  No.  142  in  Note  B to  the  Consolidated  Financial
Statements.

     Equipment lease expense. Equipment lease expense decreased 20.8% due to the impact that significantly lower interest rates had on our variable rate operating leases as compared to fiscal 2001. See further discussion about these leases in "Liquidity and Capital Resources - Investing Activities" and "Financing Activities."

     Loss (gain) on disposal of assets and other. Loss on disposal of assets and other decreased $1,787,000 primarily due to a decrease in the activity related to the transfer of accounts receivables pursuant to the accounts receivable securitization facility. See further discussion about this facility in "Liquidity and Capital Resources - Investing Activities" and "Financing Activities."

     Interest expense. Interest expense decreased 3.1% primarily due to reduced borrowings and the impact that significantly lower interest rates had on our credit facility borrowings. This decrease was partially offset by the effect of the termination of an interest rate swap agreement in the fourth quarter of fiscal 2001.

     Forward looking statements. Our gross profit, operating income and net earnings each declined between 6% and 7% from fiscal 2001 to 2002. In fiscal 2002, we also recognized decreases in gas liquids and related product sales, cost of product sold, operating expenses, equipment lease expense, and depreciation and amortization expense. Warm winter weather, a significant decrease in interest rates and the elimination of goodwill amortization during fiscal 2002 largely contributed to these decreases. Assuming that the weather remains the same as in fiscal 2002 or becomes colder and that interest rates remain relatively stable, we do not anticipate similar decreases in revenue, gross profit, operating expenses and operating income as was recognized in fiscal 2002 versus fiscal 2001.

     We will implement SFAS No. 143 beginning in the fiscal year ending July 31, 2003, and expect to record a one-time reduction to earnings during the first quarter of fiscal 2003, as a cumulative change in accounting principle, of approximately $2,800,000. We believe the implementation will not have a material ongoing effect on our financial position, results of operations and cash flows. In addition, as a result of the redemption of our $160,000,000 senior secured notes in September 2002, we will reflect an approximate $7,100,000 charge to earnings related to the premium and other costs incurred to redeem the notes plus the write-off of financing costs related to the original issuance of the notes in 1996. See further discussion about this debt redemption in "Liquidity and Capital Resources - Financing Activities."

Fiscal Year Ended July 31, 2001 versus Fiscal Year Ended July 31, 2000

     Gas liquid and related product sales. Total gas liquids and related product sales increased $317,962,000 due to an increased average sales price per gallon and an additional $184,598,000 primarily due to increased retail sales volumes. The average sales price per gallon increased due to the effect of a significant increase in the wholesale cost of propane during fiscal 2001, which was significantly higher as compared to fiscal 2000.

     Retail sales volumes increased 13.0% to 956,718,000 gallons in fiscal 2001 as compared to 846,664,000 gallons for the prior year, primarily due to the acquisition of Thermogas completed in December 1999 and the effect of colder weather, partially offset by the impact of customer conservation caused by the higher product cost environment. During the heating season of fiscal 2001, temperatures as reported by NOAA were 6% colder than normal as compared to temperatures 16% warmer than normal during the same period in fiscal 2000.

     Other revenues. Other revenues increased 8.9% in fiscal 2001 as compared to fiscal 2000, primarily due to the acquisition of Thermogas completed in December 1999.

     Cost of product sold. Cost of product sold increased $262,523,000 due to a significant increase in the wholesale cost of propane during fiscal 2001 and an additional $131,522,000 primarily due to the 13.0% increase in retail sales volumes delivered compared to fiscal 2000. The propane wholesale market price at one of the major supply points, Mt. Belvieu, Texas, averaged $0.58 per gallon during fiscal 2001 compared to an average of $0.45 per gallon for the prior year. Other major supply points in the United States also experienced significant increases in propane prices. Cost of product sold increased $5,093,000 due to lower gains from risk management trading activities in fiscal 2001 compared to the prior year's exceptional performance.

     Gross profit. Gross profit increased 25.8% primarily due to increased retail margins, the effect on sales related to the colder than normal weather and the acquired Thermogas operations, partially offset by lower gains from risk management trading activities. See additional discussion regarding risk management trading activities in "Quantitative and Qualitative Disclosures about Market Risk" and Note J to the Consolidated Financial Statements included elsewhere in this report.

     Operating expense. Operating expense increased 12.7% primarily due to operating expenses related to the acquired Thermogas operations and to a lesser extent the increased cost of incentives resulting from our improved financial performance. This increase was partially offset by favorable expense management related to the completed integration of the Thermogas acquisition and expense savings initiatives established late in fiscal year 2000.

     General and administrative expense. General and administrative expense increased 3.7% primarily due to incentives resulting from the improved financial performance of the company as compared to last year and due to expenses incurred related to business process reviews. Prior to the acquisition by us, Thermogas incurred in excess of $20,000,000 in general and administrative expenses per year. As a result of our acquisition of Thermogas and the complete integration of the general and administrative services into our operations, we were able to eliminate approximately 90% of these overhead costs, thus realizing the expected general and administrative cost reduction from the acquisition.

     Depreciation and amortization expense. Depreciation and amortization expense decreased 8.3% primarily due to the change in the estimated residual values of customer and storage tanks, partially offset by the depreciation and amortization expense from the addition of property, plant and equipment and intangible assets from the Thermogas acquisition. In the first quarter of fiscal 2001, we increased the estimate of the residual values of our existing customer and storage tanks. This increase in the residual values resulted from a review by our management of tank values established through an independent tank valuation obtained in connection with a financing completed in December 1999. Due to this change in the tank residual values, depreciation expense decreased by approximately $12,000,000, compared to the depreciation that would have been recorded using the previously estimated residual values. The change in estimated residual values will continue to affect future depreciation expense as compared to the depreciation that would have been recorded using the previously estimated residual values.

     Equipment lease expense. Equipment lease expense increased 21.4% due to the addition of the $160,000,000 operating leases in December 1999, and to a lesser extent to upgrades to our truck fleet.

     Loss (gain) on disposal of assets and other. Loss on disposal of assets and other increased $6,100,000 primarily due the loss on disposal of fixed assets and losses related to the transfer of accounts receivables pursuant to the accounts receivable securitization. See Note E to the Consolidated Financial Statements included elsewhere in this report for additional information regarding the accounts receivable securitization.

     Interest expense. Interest expense increased 5.6% primarily due to the result of increased borrowings related to the Thermogas acquisition, partially offset by the effect of reduced credit facility borrowings during fiscal 2001 and interest rate savings resulting from an interest rate swap arrangement in effect during most of the fiscal year. In June 2001, the interest rate swap agreement was terminated by the counterparty. The reduced credit facility borrowings resulted primarily from the funds generated from the accounts receivable securitization facility. See discussion of the transactions between us and Ferrellgas Receivables in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources
- Financing Activities."

     Other charges. On April 6, 2001, we announced a series of transactions that increased the cash distribution coverage to our public unitholders and modified the structure of our outstanding senior units. See additional discussion of this transaction in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Activities." We incurred $3,277,000 in banking, legal and other fees related to these transactions.

Liquidity and Capital Resources

     Our ability to satisfy our obligations is dependent upon future performance, which will be subject to prevailing economic, financial, business, and weather conditions and other factors, many of which are beyond our control. During fiscal 2002 the United States experienced unusually mild temperatures that were approximately 12% warmer than normal during the winter heating season (November through March) and 14% warmer than normal during the peak winter heating season (December through February). These temperatures rank as the third warmest winter heating season and fifth warmest peak winter heating season in the National Oceanic and Atmospheric Administration's 108-year history. Moreover, the weather has been significantly warmer than normal in four of the last five winter heating seasons. Despite these challenges, we paid the minimum quarterly distribution of $0.50 on all common units on September 13, 2002, which represents the thirty-second consecutive minimum quarterly distribution paid to our common unitholders dating back to October 1994.

     Due to the seasonality of the retail propane distribution business, a significant portion of our cash flow from operations is generated during the winter heating season which occurs during our second and third fiscal quarters. We generate significantly lower cash flows from operations in our first and fourth fiscal quarters as compared to the second and third quarters because fixed costs exceed gross profit during the non-peak heating season. Subject to meeting the financial tests discussed below, our general partner believes that Ferrellgas, L.P. will have sufficient funds available to meet its obligations, and to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to the $170,000,000 senior notes. In addition, our general partner believes that Ferrellgas, L.P. will have sufficient funds available to distribute to Ferrellgas Partners sufficient cash to pay the required quarterly distribution on the senior units and the minimum quarterly distribution on all common units during fiscal 2003.

     Our credit facilities, public debt, private debt, accounts receivable securitization facility and operating tank leases contain several financial tests and covenants restricting our ability to pay distributions, incur debt and engage in certain other business transactions. In general, these tests are based on our debt to cash flow ratio and cash flow to interest expense ratio. Our general partner believes that the most restrictive of these tests currently are debt incurrence limitations within the credit facility, operating tank leases and accounts receivable securitization facility and limitations on the payment of distributions within Ferrellgas Partners' senior notes. The credit facility, operating tank leases and accounts receivable securitization facility generally limit Ferrellgas, L.P.'s ability to incur debt if it exceeds prescribed ratios of either debt to cash flow or cash flow to interest expense. Ferrellgas Partners' senior notes restrict payments if a minimum ratio of cash flow to interest expense is not met, assuming certain exceptions to this ratio limit have previously been exhausted. This restriction places limitations on our ability to make restricted payments such as the payment of cash distributions to unitholders. The cash flow used to determine these financial tests generally is based upon our most recent cash flow performance giving pro forma effect for acquisitions and divestitures made during the test period. It should be noted that none of our credit facilities, public debt, private debt, accounts receivable securitization facility or operating tank leases contain repayment provisions related to a decline in our credit rating.

     As of July 31, 2002, our general partner believes that we met all the required quarterly financial tests and covenants. Based upon current estimates of our cash flow, our general partner believes that we will be able to continue to meet all of the required quarterly financial tests and covenants. However, if we were to encounter unexpected downturns in business operations in the future, such as significantly warmer than normal weather, a volatile energy commodity cost environment or continued economic downturn, we may not meet the applicable financial tests in future quarters. This could have a materially adverse effect on our operating capacity and cash flows and could restrict our ability to incur debt or to make cash distributions to our unitholders, even if sufficient funds were available. Depending on the circumstances, we may consider alternatives to permit the incurrence of debt or the continued payment of the quarterly cash distribution to our unitholders. No assurances can be given, however, that such alternatives can or will be implemented with respect to any given quarter.

     Our future capital expenditures and working capital needs are expected to be provided by cash generated from future operations, existing cash balances, the credit facility or the accounts receivable securitization facility. To fund expansive capital projects and future acquisitions, we may borrow on our facilities, we may issue additional debt to the extent permitted under existing financing arrangements or we may issue additional equity securities, including, among others, common units.

     Toward this purpose, on February 5, 1999, we filed a shelf registration statement with the Securities and Exchange Commission for the periodic sale of equity and/or debt securities. The registered securities are available to us for sale in the future to fund acquisitions, to reduce indebtedness or to provide funds for general corporate purposes. On June 8, 2001, we issued $89,550,000 worth of equity common units and on September 24, 2002, we issued $170,000,000 worth of debt, both pursuant to this registration statement. We currently have approximately $40,000,000 remaining available under this registration statement for the sale of registered securities in the future. See further discussion about debt issuance in "Liquidity and Capital Resources - Financing Activities."

     We also maintain a shelf registration statement with the Securities and Exchange Commission for 2,010,484 common units. We may issue these common units in connection with our acquisition of other businesses, properties or securities in business combination transactions.

     Operating   Activities.   Cash   provided  by  operating   activities   was
$152,925,000  for fiscal 2002,  compared to  $99,859,000  for fiscal 2001.  This increase is primarily due to improved working capital principally reflected in:

o the decrease in accounts receivable, net of the change in the related funding from the accounts receivable securitization facility;

o the decrease in inventory, primarily attributable to the decreased cost of propane and lower inventory volumes; and

o    the effect of timing of payments on accounts payable.


     Investing Activities. During fiscal 2002, we made cash capital expenditures of $37,516,000 consisting primarily of the following:

o technology and process enhancement initiative discussed in the following paragraph,

o    upgrading district plant facilities,

o    vehicle lease buyouts, and

o    additional propane storage tanks and cylinders.

     During fiscal 2001, we completed a review of our key business processes to identify areas where we could use technology to improve our operational efficiency. Specifically, we identified areas where we believe we can reduce operating expenses and improve customer satisfaction in the near future. These areas of opportunity include improvements to our routing and scheduling of customer deliveries, customer administration and operational workflow. During fiscal 2002, we allocated considerable resources toward these improvements, including the purchase of computer hardware and software and development of new software. The capital expenditures related to the technology and process enhancement initiative were funded primarily from excess cash generated from operations during our record financial performance in fiscal year 2001. These capital expenditures represent a substantial majority of the capital expenditures we expect to incur in connection with this initiative. We intend to fund any remaining capital requirements from cash generated from future operations or funds available from our credit facility or accounts receivable securitization facility. We incurred the following expenditures related to this initiative in fiscal 2002 and 2001.

(in thousands)
                                                                 Capital Expenditures          Expensed Items
                                                               ------------------------    ----------------------
                                                                Fiscal          Fiscal      Fiscal        Fiscal
                                                                 2002            2001        2002          2001
                                                               --------        --------    --------      --------
Development of new computer software                           $25,847            $100      $    -        $    -
Purchased computer software and licenses                         3,947               -           -             -
Computer hardware and other equipment                              276               -           -             -
Operating expense                                                    -               -       2,032             -
General and administrative expenses                                  -               -           -         1,703
                                                               --------        --------    --------      --------
Total incurred                                                  30,070             100       2,032         1,703
Less: amounts payable to vendors                                 6,956               -           -             -
                                                               --------        --------    --------      --------
Total cash used for technology initiative                      $23,114            $100      $2,032        $1,703
                                                               ========        ========    ========      ========

     Other than this initiative, our capital requirements for repair and maintenance of property, plant and equipment are expected to remain relatively low.

     We lease computers, light and medium duty trucks, tractors and trailers. We believe vehicle leasing is a cost-effective method for meeting our transportation and technology equipment needs. We purchased $860,000 of vehicles whose lease terms expired during fiscal 2002.

     We utilize an accounts receivable securitization facility for the purpose of providing us with additional short-term working capital funding, especially during the winter heating months. As part of this 364-day facility, we transfer an interest in a pool of our trade accounts receivable to Ferrellgas Receivables, LLC, our wholly-owned, qualifying special purpose entity, which sells its interest to a commercial paper conduit of Banc One, NA. We do not provide any guarantee or similar support to the collectability of these receivables. We structured the facility using a wholly-owned, qualifying special purpose entity in order to facilitate the transaction as required by Banc One, N.A. and to comply with our various debt covenants. We remit daily to this special purpose entity funds collected on its pool of trade receivables. This unconsolidated entity, together with the accounts receivable securitization facility, provide us additional working capital liquidity at interest rates approximately one-half of one percent lower than borrowings from our credit facility, based on the most recent twelve-month period. The level of funding available from this facility is currently limited to the lesser of $60,000,000 or qualified trade accounts receivable. At July 31, 2002, there was no outstanding balance from this facility. During fiscal 2002, the funding outstanding from this facility was reduced by $31,000,000 to zero. This decrease in funding resulted from our reduced liquidity needs caused primarily by the significant decrease in the amount of account receivables outstanding and lower inventory levels related primarily to the lower wholesale propane cost environment experienced for most of this fiscal year as compared to last year. We renewed this facility effective September 24, 2002, for a 364-day commitment with Banc One, N.A. In accordance with SFAS No. 140, this transaction is reflected on our Consolidated Financial Statements as a sale of accounts receivable and an investment in an unconsolidated subsidiary. See Note E to the Consolidated Financial Statements for further discussion about this facility.

     We continue to consider opportunities to expand our operations through strategic acquisitions of retail propane operations located throughout the United States. During the fiscal year ended July 31, 2002, we made total acquisition capital expenditures of approximately $10,962,000 pursuant to the acquisition of three retail propane companies. This amount was funded by approximately $6,294,000 of cash payments, the issuance of $2,325,000 in common units and $2,343,000 in notes and other consideration.

     Financing Activities. On September 24, 2002, we issued $170,000,000 of publicly-held senior notes at a fixed rate of 8.75% due 2012. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002. These new notes are unsecured and not redeemable before June 15, 2007, except under specific circumstances. We used the proceeds from the new senior note issuance to repurchase and redeem our $160,000,000 9.375% fixed rate senior secured notes due 2006, including related premiums, fees, accrued and unpaid interest and tender consent payments.

     We paid the required quarterly distribution on the senior units and the minimum quarterly distribution on all common units, as well as general partner interests, totaling $84,075,000 and $69,125,000 in fiscal 2002 and fiscal 2001, respectively. The increase in cash distributions from fiscal 2001 to fiscal 2002 is primarily due to:

o a full year of cash distributions paid in fiscal 2002 on the 4,500,000 common units issued in June 2001; and

o cash distributions paid on the senior units for a full year in fiscal 2002 as compared to in-kind distributions paid for two quarters in fiscal 2001. On September 13, 2002, we paid our fourth fiscal quarter cash distribution of $1.00 and $0.50 per senior and common unit, respectively.

     On June 8, 2001, we received $84,865,000, net of issuance costs, pursuant to the issuance of 4,500,000 common units to the public. We used these proceeds to redeem 2,048,697 senior units, to pay the related accrued senior unit distribution and to pay related common unit issuance fees.

     On April 6, 2001, we announced a series of transactions that increased the cash distribution coverage to our public common unitholders and modified the structure of our outstanding senior units. In addition, we announced that an entity owned by our general partner's Chairman, Chief Executive Officer and President, James E. Ferrell, purchased all the outstanding senior units from The Williams Companies for a purchase price of $195,529,000 plus accrued and unpaid distributions. We pay the senior units a quarterly cash distribution equivalent to 10 percent per annum of the liquidating value. We can redeem the senior units at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units has the right, subject to various events and conditions, to convert any outstanding senior units into common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by our partnership agreement. Such conversion rights are contingent upon us not previously redeeming such securities. Also, Ferrell Companies granted us the option, until December 31, 2005, to defer future distributions on the common units held by it up to an aggregate outstanding amount of $36,000,000. As of July 31, 2002, we have not elected to defer any common unit distributions due Ferrell Companies.

     Our credit facility, which expires June 30, 2003, is an unsecured facility and consists of the following:

o a $117,000,000 working capital, general corporate and acquisition facility, including a letter of credit sub-facility, and

o a $40,000,000 revolving working capital facility, which is subject to an annual reduction in outstanding balances to zero for thirty consecutive days.

We intend to renew this facility before June 30, 2003, however, there are no assurances that the new facility will be renewed or on terms at least as favorable as the existing agreement. All borrowings under the credit facility bear interest, at the borrower's option, at a rate equal to either London Interbank Offered Rate plus an applicable margin, based upon our debt to cash flow ratio, varying from 1.25 percent to 2.25 percent or the bank's base rate plus an applicable margin varying from 0.25 percent to 1.25 percent. The bank's base rates at July 31, 2002 and July 31, 2001 were 4.75% and 6.75%, respectively. See "Investing Activities" for a discussion of additional cash availability related to the accounts receivable facility agreement.

     At July 31, 2002, $40,614,000 of letters of credit were outstanding under this credit facility. Letters of credit are currently used to cover obligations primarily relating to requirements for insurance coverage and, and to a lesser extent, risk management activities. Based on the pricing grid contained in the credit facility, the current borrowing rate for future borrowings under the credit facility is either the bank's base rate plus 0.75% or LIBOR plus 1.75%. Effective July 16, 2001, the credit facility was amended to increase the letter of credit sub-facility availability from $60,000,000 to $80,000,000.

     At July 31, 2002, we had a total of $176,386,000 of funding available under two facilities:

o $116,386,000 available for general corporate, acquisition and working capital purposes under the credit facility, and

o    $60,000,000   of   funding   available   from   the   accounts   receivable
     securitization facility.

We believe that the liquidity available from these facilities will be sufficient to meet our future working capital needs. However, if we were to experience an unexpected significant increase in working capital requirements, this need could exceed our immediately available resources. Events that could cause increases in working capital borrowings or letter of credit requirements include, but are not limited to the following:

o    a significant increase in the cost of propane,

o    a significant delay in the collections of accounts receivable,

o increased volatility in energy commodity prices related to risk management activities,

o    increased liquidity requirements imposed by insurance providers,

o    a significant downgrade in our credit rating, or

o    decreased trade credit.

If one or more of these events caused a significant use of available funding, we would consider alternatives to provide increased working capital funding. No assurances can be given, however, that such alternatives could be implemented.

     In December 1999, we entered into a $25,000,000 operating lease involving a portion of our customer tanks. Also in December 1999, we assumed a $135,000,000 operating lease involving a portion of the Thermogas acquisition related customer tanks. Both arrangements utilize a structure referred to as a synthetic operating lease, using a special purpose entity as lessor and Ferrellgas, L.P. as lessee; thus, the assets and liabilities of the special purpose entities are not included in our Consolidated Balance Sheet. We made $8,819,000 of rent payments related to these leases for the most recent twelve-month period. Both arrangements have terms that expire June 30, 2003, and may be extended for two additional one-year periods at the option of Ferrellgas, L.P., if such extension is approved by the lessor. Prior to the end of the lease terms, we intend to secure additional financing in order to either lease or purchase the related customer tanks. No assurances can be given that such financing will be obtained or, if obtained, such financing will be on terms equally favorable to us. See further discussion about these lease arrangements in "Investing Activities."

     The following table summarizes our long-term debt obligations as of July 31, 2002:

     (in thousands)                                          Principal Payments due by Pay Period
                                            ------------------------------------------------------------------------

                                                          Less than                                      After
                                               Total        1 year      1-3 years      4-5 years        5 years
                                            ------------ ------------- ------------ ---------------- ---------------
     Long-term debt, including current
     portion of long-term debt                $706,177      $2,319       $4,433         $330,352        $369,073


     The following table summarizes our long-term debt obligations as of July 31, 2002, and after the September 24, 2002 issuance of the $170,000,000 fixed rate senior notes and related repurchase and redemption of the $160,000,000 fixed rate senior secured notes:


     (in thousands)                                          Principal Payments due by Pay Period
                                            ------------------------------------------------------------------------
                                                          Less than                                      After
                                               Total        1 year      1-3 years      4-5 years        5 years
                                            ------------ ------------- ------------ ---------------- ---------------
     Long-term debt, including
     current portion of long-term debt         $716,177     $2,319       $4,433         $170,352        $539,073


     In addition, we lease property, computer equipment, light and medium duty trucks, tractors and trailers. We account for these arrangements as operating leases. See further discussion about these leases in "Investing Activities." The following tables summarize our future minimum rental commitments under non-cancelable operating lease agreements as of July 31, 2002. The summary presents the future minimum rental payments and, should we elect to do so, the buyout amounts necessary to purchase the equipment at the end of the lease terms.


     (in thousands)                                        Future Minimum Rental and Buyout Amounts
                                              -------------------------------------------------------------------

                                                             Less than                                 After
                                                 Total        1 year      1-3 years     4-5 years     5 years
                                              ------------- ------------ ------------- ------------ -------------
     Operating leases rental payments           $68,575       $26,986       $23,701      $13,248        $4,640
     Operating leases buyouts                   $178,658      $158,577       $8,843       $9,020        $2,218


     Historically, we have been successful in renewing some of our leases subject to buyouts. However, there is no assurance that we will be successful in the future. The large buyout amount in fiscal 2003 primarily relates to the previously discussed operating tank leases. These two leases have terms that expire June 30, 2003, and may be extended for two additional one-year periods at the option of Ferrellgas, L.P., if such extension is approved by the lessor. We intend to secure additional financing in order to either lease or purchase the related tanks. See Note L to the Consolidated Financial Statements included elsewhere in this report for additional information regarding these leases.

     At July 31, 2002, we had no borrowings outstanding on our credit facility. We had letters of credit outstanding in the amount of $40,614,000 used primarily to cover obligations relating to requirements for insurance coverage. At July 31, 2002, we did not have any funding from our accounts receivable securitization facility. As of July 31, 2002, in addition to the inventory on hand, we had committed to make delivery of approximately 7,061,000 gallons at a fixed price.

Disclosures about Risk Management Activities Accounted for at Fair Value

     The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for the fiscal year ended July 31, 2002. This table summarizes the contracts where settlement has not yet occurred:

                                                                                      Fiscal year ended
(in thousands)                                                                          July 31, 2002
                                                                                      -----------------
Unrealized (losses) in fair value of contracts outstanding at July 31, 2001               $(12,587)
Other unrealized gains and (losses) recognized                                              (6,148)
Less: realized gains and (losses) recognized                                               (14,166)
                                                                                      -----------------
Unrealized (losses) in fair value of contracts outstanding at July 31, 2002               $ (4,569)
                                                                                      =================


     The following table summarizes the maturity of these contracts for the valuation methodologies we utilize as of July 31, 2002. This table summarizes the contracts from risk management trading activities where settlement has not yet occurred:


(in thousands)                                                     Fair Value of Contracts at Period-End
                                                                ---------------------------------------------
                                                                                          Maturity greater
                                                                                           than 1 year and
                                                                 Maturity less than      less than 18 months
Source of Fair Value                                                   1 year
------------------------------------------------------------    ---------------------    --------------------
Prices actively quoted                                                $  (328)                   $ -
Prices provided by other external sources                              (4,225)                   (16)
Prices based on models and other
  valuation methods                                                      -                         -
                                                                ---------------------    --------------------
Unrealized (losses) in fair value of contracts
  outstanding at July 31, 2002                                        $(4,553)                  $(16)
                                                                =====================    ====================


See additional discussion about market, counterparty credit and liquidity risks related to the our risk management trading activities and other risk management activities in "Quantitative and Qualitative Disclosures about Market Risk."

Disclosures about Effects of Transactions with Related Parties

     We have no employees and are managed and controlled by our general partner. Pursuant to our partnership agreement, our general partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on our behalf, and all other necessary or appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These costs, which totaled $197,863,000 for the year ended July 31, 2002, include compensation and benefits paid to officers and employees of our general partner who perform services on our behalf and general and administrative costs.

     On December 12, 2001, we issued 37,487 common units to Ferrell Propane, Inc., a subsidiary of our general partner in connection with our acquisition of Blue Flame Bottle Gas (see Note P to the Consolidated Financial Statements.) The common unit issuance compensated Ferrell Propane for its retention of $725,000 of certain tax liabilities of Blue Flame.

     During fiscal 2002, we paid JEF Capital Management $776,445 to redeem a total of 19,411 senior units and $11,192,000 in senior unit distributions. In a noncash transaction, we accrued a senior unit distribution of $2,782,211 that we paid to JEF Capital Management on September 13, 2002.

     Ferrell International Limited and FI Trading, Inc. are beneficially owned by James E. Ferrell and thus are our affiliates. We enter into transactions with Ferrell International Limited and FI Trading in connection with our risk management activities and do so at market prices in accordance with our affiliate trading policy approved by our general partner's Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. During fiscal 2002, we recognized net receipts from purchases, sales and commodity derivative transactions of $10,692,000. These net purchases, sales and commodity derivative transactions with Ferrell International Limited and FI Trading, Inc. are classified as cost of product sold. Amounts due from (to) Ferrell International Limited at July 31, 2002 were $396,000 and $(266,000), respectively.

     We believe these related party transactions were under terms that were no less favorable to us than those available with third parties.

     See both Item 13 "Certain relationships and related transactions" and Note K to the Consolidated Financial Statements for additional discussion.

Adoption of New Accounting Standards

     The Financial Accounting Standards Board recently issued SFAS No. 141 "Business Combinations", SFAS No. 142 "Goodwill and Other Intangible Assets", SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", and SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities."

     SFAS No. 141 requirements include, among other things, that all business combinations be accounted for by a single method - the purchase method. It applies to all business combinations initiated after June 30, 2001. We have historically accounted for business combinations using the purchase method, therefore, this new standard will not have a substantial impact on how we account for future business combinations.

     SFAS No. 142 modifies the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. Also some intangibles were reclassified to goodwill. We adopted SFAS No. 142 beginning in the first quarter of fiscal 2002. Although there was no cash flow effect, our amortization expense decreased by $10,600,000 in fiscal 2002, compared to the amortization that would have been recorded had the new accounting standard not been issued. This new standard also required us to test goodwill for impairment at the time the standard was adopted and also on an annual basis. The results of these impairment tests did not have a material effect on our financial position, results of operations and cash flows. We did not recognize any impairment losses as a result of these tests.

     SFAS No. 143 requires the recognition of a liability if a company has a legal or contractual financial obligation in connection with the retirement of a tangible long-lived asset. We will implement SFAS No. 143 beginning in the fiscal year ending July 31, 2003, and expect to record a one-time reduction to earnings during the first quarter of fiscal 2003, as a cumulative change in accounting principle, of approximately $2,800,000. This charge relates to the estimated expenditures that will be incurred by us in the future primarily to close our underground storage facilities. We believe the implementation will not have a material ongoing effect on our financial position, results of operations and cash flows.

     SFAS No. 144 modifies the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. We will implement SFAS No. 144 beginning in the fiscal year ending July 31, 2003, and believe the implementation will not have a material effect on our financial position, results of operations and cash flows.

     SFAS No. 145 eliminates the requirement that material gains and losses resulting from the early extinguishment of debt be classified as an extraordinary item in the results of operations. Instead, companies must evaluate whether the transaction meets both the criteria of being unusual in nature and infrequent in occurrence. Other aspects of SFAS No. 145 relating to accounting for intangible assets of motor carriers and accounting for lease modifications do not currently apply to us. We will implement SFAS No. 145 beginning in the fiscal year ending July 31, 2003, and believe the implementation will not have a material effect on our financial position, results of operations and cash flows.

     SFAS No. 146 modifies the financial accounting and reporting for costs associated with exit or disposal activities. This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Additionally, the statement requires the liability to be recognized and measured initially at fair value. Under previous rules, a liability for an exit cost was recognized at the date of the entity's commitment to an exit plan. We adopted and implemented SFAS No. 146 for any exit or disposal activities that are initiated after July 31, 2002. We believe the implementation will not have a material effect on our financial position, results of operations and cash flows.

New Federal Legislation

     The Public Company Accounting Reform and Investor Protection Act of 2002 was enacted by the United States Congress on July 30, 2002. This Act covers a wide variety of issues and its provisions will become effective at different times generally when implementing regulations become effective, at 30, 60, 180 or 360 days after enactment depending on the specific provision. It is important to note, however, that a number of the Act's provisions became effective on July 30, 2002.

     Highlights of this legislation as it applies to us include:

o certification of the periodic reports by the chief executive officer and chief financial officer;

o restrictions on insider trading of our partnership units and quicker reporting of insider trades in our partnership units;

o    prohibition of company loans to executives;

o future periodic reports will contain an internal control assessment by management and the independent public accountants will attest to this assessment;

o    adoption of a code of ethics for senior financial officers;

o the audit committee will establish procedures to handle complaints about accounting matters, including the confidential submission by employees;

o independent public accountants are prohibited from providing certain non-audit related activities to audit clients;

o all audit and non-audit services provided to the company by its independent public accountant will be pre-approved by the audit committee; and

o increased communication between the audit committee and the independent public accountants.

There are many other aspects of this Act which will not directly apply to our company and other aspects which will have only a minor effect. We will continue to review this Act and forthcoming regulations as they are published.

Critical Accounting Policies and Estimates

     The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the Consolidated Financial Statements. We evaluate our policies and estimates on an on-going basis. Our Consolidated Financial Statements may differ based upon different estimates and assumptions.

     We  discuss  our  significant   accounting   policies  in  Note  B  to  the
Consolidated Financial Statements. We believe the following are our critical accounting policies:

Depreciation of Property, Plant and Equipment

     We calculate depreciation using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. Changes in the estimated useful lives of our assets could have a material effect on results of operations.

Amortization of Intangible Assets

     We calculate amortization using either straight-line or accelerated methods over periods ranging from two to 15 years. We use amortization methods and determine asset values based on our best estimates using reasonable and supportable assumptions and projections. Changes in the amortization methods or asset values could have a material effect on results of operations.

Fair Value of Derivative Commodity Contracts

     We enter into commodity forward, futures, swaps and options contracts involving propane and related products, which, in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," are not accounting hedges, but are used for risk management trading purposes. To the extent such contracts are entered into at fixed prices and thereby subject us to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried in the Consolidated Balance Sheets at fair value with changes in value recognized in earnings. We classify all gains and losses from these derivative contracts entered into for risk management trading purposes as cost of product sold in the Consolidated Statements of Earnings. We utilize published settlement prices for exchange-traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. Changes in the methods used to determine the fair value of these contracts could have a material effect on results of operations. For further discussion of derivative commodity contracts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations", "Liquidity and Capital Resources - Disclosures about Risk Management Activities Accounted for at Fair Value" and "Quantitative and Qualitative Disclosures about Market Risk" and Note J to the Consolidated Financial Statements.


ITEM 7A.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The market risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices. Our risk management trading activities utilize various types of energy commodity forward contracts, options, swaps traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange to manage and hedge our exposure to the volatility of floating commodity prices and to protect our inventory positions. We include the results from our risk management trading activities in our discussion and analysis of cost of product sold. Our other risk management activities, specifically our supply procurement activities, also utilize over-the-counter energy commodity forward contracts to limit overall price risk and options to hedge our exposure to inventory price movements. We include the results from these other risk management activities in cost of product sold and in our discussion and analysis of retail margin per gallon.

     Market risks associated with energy commodities are monitored daily by senior management for compliance with our risk management policies. These policies include specific dollar exposure limits, limits on the term of various contracts and volume limits for various energy commodities. We also utilize loss limits and review our positions daily where we remain exposed to market risk, so as to manage exposures to changing market prices.

     Market, Credit and Liquidity Risk. New York Mercantile Exchange traded futures are guaranteed by the New York Mercantile Exchange and have nominal credit risk. We are exposed to credit risk associated with forwards, swaps and option transactions in the event of nonperformance by counterparties. For each counterparty, we analyze its financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of each limit. The change in market value of Exchange-traded futures contracts requires daily cash settlement in margin accounts with brokers. Forwards and most other over-the-counter instruments are generally settled at the expiration of the contract term. In order to minimize the liquidity risk of cash, margin or collateral requirements of counterparties for over-the-counter instruments, we attempt to balance maturities and positions with individual counterparties. Historically, our risk management activities have not experienced significant credit related losses in any year or with any individual counterparty. Our risk management contracts do not contain material repayment provisions related to a decline in our credit rating.

     Sensitivity Analysis. We have prepared a sensitivity analysis to estimate the exposure to market risk of our energy commodity positions. Forward contracts, futures, swaps and options used in our risk management trading activities were analyzed assuming a hypothetical 10% adverse change in prices for the delivery month for all energy commodities. The potential loss in future earnings regarding these positions from a 10% adverse movement in market prices of the underlying energy commodities is estimated at $1,100,000 and $8,000,000 for risk management trading activities and $80,000 and $1,400,000 for other risk management activities as of July 31, 2002 and 2001, respectively. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%, thus actual results may differ.

     Additionally, we seek to mitigate our variable rate interest rate risk exposure on operating leases by entering into interest rate cap agreements. At July 31, 2002 and 2001, we had $156,000,000 and $157,600,000 outstanding, respectively, in variable rate operating leases and an equal amount of interest rate cap agreements outstanding to hedge the related variable rate exposure. Thus, assuming a one percent increase in our variable interest rate, the interest rate risk related to the operating leases and the associated interest rate cap agreements would be a loss in future earnings of $1,553,000 and $1,569,000 in fiscal 2002 and 2001, respectively.



ITEM 14. CONTROLS AND PROCEDURES.

     There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the last time such controls were evaluated by management, including no corrective actions with respect to significant deficiencies and material weaknesses in such controls.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                FERRELLGAS PARTNERS, L.P.

                                By Ferrellgas, Inc. (General Partner)



                                By  /s/ James. E. Ferrell
                                   ---------------------------------------------
                                    James E. Ferrell
                                    Chairman, President and
                                    Chief Executive Officer




     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated:


   Signature                         Title                             Date

/s/ James. E. Ferrell            Chairman, President and             10/16/02
---------------------------      Chief Executive Officer
  James E. Ferrell               (Principal Executive Officer)


/s/ A. Andrew Levison            Director                            10/16/02
---------------------------
  A. Andrew Levison


/s/ Elizabeth T. Solberg         Director                            10/16/02
---------------------------
  Elizabeth T. Solberg

/s/ Michael F. Morrissey         Director                            10/16/02
---------------------------
  Michael F. Morrissey


/s/ Kevin T. Kelly               Senior Vice President and Chief     10/16/02
---------------------------      Financial Officer (Principal
  Kevin T. Kelly                 Financial and Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        FERRELLGAS PARTNERS FINANCE CORP.



                                         By  /s/ James. E. Ferrell
                                            ------------------------------------
                                            James E. Ferrell
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated:


      Signature                         Title                           Date


/s/ James. E. Ferrell           Chief Executive Officer and,           10/16/02
---------------------------     Sole Director (Principal
  James E. Ferrell              Executive Officer)




/s/ Kevin T. Kelly              Chief Financial Officer                10/16/02
---------------------------     (Principal Financial and
  Kevin T. Kelly                Accounting Officer)

Certifications

I, James E. Ferrell, certify that:

1. I have reviewed this annual report on Form 10-K of Ferrellgas Partners, L.P.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.


Date: October 16, 2002


/s/ James. E. Ferrell
-------------------------
 James E. Ferrell
 Chairman, President and Chief Executive Officer


I, Kevin T. Kelly, certify that:

1. I have reviewed this annual report on Form 10-K of Ferrellgas Partners, L.P.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.


Date: October 16, 2002


/s/ Kevin T. Kelly
--------------------------
 Kevin T. Kelly
 Senior Vice President and Chief Financial Officer